UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2017

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of Principal Executive Offices)	(Zip Code)

(515) 345-2902
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
On October 30, 2017, at a joint meeting, the Inter-Company Committees of the boards of directors of EMC Insurance Group Inc. (the "Company") and Employers Mutual Casualty Company (Employers Mutual), the Company's parent organization, approved changes in the cost of the inter-company reinsurance program between the Company's reinsurance subsidiary, EMC Reinsurance Company, and Employers Mutual. Effective January 1, 2018, pending regulatory approval, the annual cost of the per occurrence catastrophe excess of loss treaty will decrease from the current amount of $1,680,000 to $1,630,000, while the cost of the annual aggregate catastrophe excess of loss treaty will increase from the current amount of $3,170,000 to $3,620,000, for a net total increase of $400,000. There were no changes in the other terms of the treaties.
Also approved at this joint meeting was a change in the terms of the inter-company reinsurance program between the Company's insurance subsidiaries in the property and casualty insurance segment and Employers Mutual. Effective January 1, 2018, pending regulatory approval, the cost of the semi-annual aggregate catastrophe excess of loss treaty covering the first half of the year will remain at the current amount of $5,960,000, with an increase in the retention amount from the current $20,000,000 to $22,000,000. The cost of the semi-annual aggregate catastrophe excess of loss treaty covering the second half of the year will remain at the current amount of $1,380,000, with no changes in the other terms of the treaty.
These changes are a result of efforts by the Inter-Company Committees to ensure that the terms of the agreements are fair and equitable to both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on October 31, 2017.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer